Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-02791, 333-09395, 333-83799, 333-83801, 333-83803, 333-83805, 333-58646, 333-107404 and 333-125604 of Mesa Air Group, Inc. on Form S-8 and Registration Statement Nos. 333-108490 and 333-115312 on Form S-3 of our report dated December 14, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s significant code-sharing agreements) of Mesa Air Group, Inc. and of our report on internal control over financial reporting dated December 14, 2005, appearing in this Annual Report on Form 10-K of Mesa Air Group, Inc. for the year ended September 30, 2005.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 14, 2005